Exhibit 99.2

Analog Devices Announces 7 Percent Increase in Quarterly Cash Dividend to $0.48 Per Share; Represents Annual Dividend of $1.92 Per Share

NORWOOD, Mass.--(BUSINESS WIRE)--February 27, 2018--Analog Devices, Inc. (Nasdaq: ADI) today announced that its Board of Directors has voted to increase its quarterly dividend to $0.48 per outstanding share of common stock. The new dividend rate represents an increase of 7 percent, marking the Company's 15th dividend increase in the last 14 years.

"The cash generation capability of our business has enabled us to pay our shareholders a dividend every quarter since December 2003,” said Vincent Roche, President and CEO. “During that time, the Company has returned a total of nearly $4.5 billion in dividends to shareholders showing our strong commitment to shareholder returns.”

The increase is effective with the dividend payable on March 20, 2018 to shareholders of record as of the close of business on March 9, 2018. The payment of any future quarterly dividends, or a future increase in the quarterly dividend amount, will be at the discretion of the Board and will be dependent upon ADI's financial position, results of operations, outlook, liquidity, and other factors deemed relevant by the Board.

About Analog Devices
Analog Devices (Nasdaq: ADI) is the leading global high-performance analog technology company dedicated to solving the toughest engineering challenges. We enable our customers to interpret the world around us by intelligently bridging the physical and digital with unmatched technologies that sense, measure, power, connect and interpret. Visit http://www.analog.com.

(ADI-WEB)

CONTACT:
Analog Devices, Inc.
Mr. Michael Lucarelli, 781-461-3282
781-461-3491 (fax)
Senior Manager of Investor Relations
investor.relations@analog.com